                                                                  EXHIBIT 99.1

                                          SIZZLER INTERNATIONAL, INC.
NEWS BULLETIN                             6101 W. Centinela Ave., Suite 200
                                          Culver City, CA 90230
                                          (310) 568-0135
FROM:                                     NYSE: SZ
FRB

--------------------------------------------------------------------------------
The Financial Relations Board, Inc.

FOR FURTHER INFORMATION:

AT THE COMPANY:                   AT THE FINANCIAL RELATIONS BOARD:
Steven Selcer                     Paul Goodson                 Moira Conlon                      Marjorie Ornston
Vice President and CFO            General Information          Investor/Analyst Contact          Media Contact
(310) 568-0135                    (310) 442-0599               (310) 442-0599                    (310) 442-0599

----------------------------------------------------------------------------------------------------------------------

                                                           FOR IMMEDIATE RELEASE
Wednesday, December 1, 1999


  SIZZLER INTERNATIONAL ENTERS INTO CONTRACTS TO MONETIZE 49 OF 67 PROPERTIES
                         SCHEDULED FOR SALE LEASEBACK
             $28 Million to be Available for Capital Re-deployment

                         Highlights of the Transaction

          .  49 parcels contracted thus far
          .  Net proceeds of $28 million (U.S.) expected
          . 18 additional parcels being marketed to raise additional $7 million (U.S.)
          . Capital to be invested in restaurant remodeling and repositioning, and acquisitions

CULVER CITY, CA - December 1, 1999 - Sizzler International, Inc. (NYSE: SZ), today announced that it has entered into contracts to sell 49 of its Australian Sizzler and KFC restaurants, representing the first tranche of its plans to monetize 67 of its Australian properties under a sale-leaseback financing plan. The Company is marketing the remaining 18 properties and expects to have them contracted by the end of its current fiscal year, which ends April 30, 2000.

"Our sale leaseback transaction is strategically very important for Sizzler," remarked Charles Boppell, President and CEO. "The monetization of these assets will simultaneously enable us to maximize our return on assets while providing us with capital for carrying out our growth plans."

Sizzler expects to repatriate approximately $28 million in net proceeds sometime in early 2000 following the closing of the transactions. The Company estimates the net proceeds from its remaining 18 Australian properties will be approximately $7 million. In total, Sizzler expects to repatriate approximately $40 million in net proceeds from the sale of its Australian properties and an increase in its Australian debt facility.

   Commenting on Sizzler's plans for the investment of the sale and leaseback proceeds, Boppell said, "We intend to pursue a three-pronged strategy over the next two years. We have already begun to improve the quality of the food we serve and have increased our investment in our training programs. Over the next 18 months, we will be remodeling most of the Sizzler restaurants in our system, updating the decor and bringing it in line with our new quality grill concept. Finally, we plan to complete an acquisition of a restaurant concept that has been proven successful in a variety of locations, and that can be expanded with the application of our expertise and capital. As part of our financial strategy, we have also recently announced our intention to buy back up to 1.5 million shares of Sizzler common stock, which we consider to be significantly undervalued."

About Sizzler

Sizzler International, Inc. operates, franchises or joint ventures 344 Sizzler restaurants worldwide, in addition to 101 KFC restaurants in Queensland, Australia. The company operates 65 of its U.S. Sizzler locations and 31 Australian locations. The company franchises 187 Sizzler locations in the U.S. and 61 locations internationally. The company is listed on the New York Stock Exchange under ticker symbol SZ.

Certain statements contained in this document may be deemed to be forward-looking statements under federal securities laws, and Sizzler intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include, but are not limited to (i) Sizzler's ability to deploy the capital obtained from the sale leaseback transaction in a way that produces gains in revenues, net income, and shareholder value; (ii) Sizzler's ability to successfully implement all of the elements of its strategic plan;
(iii) Sizzler's ability to complete an acquisition; and (iv) positive consumer response to the changes being implemented by Sizzler at the restaurant level. Sizzler cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to, (a) exchange rate fluctuations and other financial market changes that could affect Sizzler's revenues and earnings; (b) the failure of Sizzler's newly remodeled stores and/or new food offerings to offer a commercially acceptable dining experience; (c) the failure of Sizzler's management to locate and close on an acquisition candidate that meets the company's criteria, and (d) other risks as detailed from time to time in Sizzler's SEC reports, including Quarterly Reports on Form 10Q, Current Reports on Form 8-K, and Annual Reports on Form 10-K.

For more information on Sizzler International, Inc. via facsimile at no cost, simply call 1-800-PRO-INFO and dial client code "SZ."

                                     # # #